FORM 8-K



                  SECURITIES AND EXCHANGE COMMISSION

                        Washington, D.C.  20549



                            CURRENT REPORT



                Pursuant to Section 13 or 15(d) of the
                    Securities Exchange Act of 1934

                    Date of Report:  May, 1995


                      MAINE PUBLIC SERVICE COMPANY
        (Exact name of registrant as specified in its charter)



            Maine                   1-3429          01-0113635
(State, or other jurisdiction    (Commission       (IRS Employer
      of incorporation)          File Number)    Identification No.)


209 State Street, Presque Isle, Maine                 04769
(Address of principal executive offices)            (Zip Code)


Registrant's Telephone Number, Including Area Code   207-768-5811

Current Report, Form 8-K for                           Date of Report:
Maine Public Service Company                           May, 1995










Item 5.   Other Material Events

     Maine Yankee Board of Directors Approves Repair of Steam Generator
     Tubes

     Reference is made to the Company's Form 8-K dated April 11, 1995 and Form 10-Q dated May 10, 1995, in which the Company reported that Maine Yankee was investigating the repairs of all tubes in the plant's three steam generators.

     On May 22, 1995, the Maine Yankee Board of Directors approved a plan to repair these tubes using welded sleeves. Sleeving involves the inserting of a tube of slightly smaller diameter into the defective tube. The sleeve is welded in place and acts as a new tube. Sleeving is a proven technology and has been used at other nuclear facilities.
In addition to the extensive technical analysis on the steam generators performed by the Maine Yankee technical staff, two independent studies on the overall condition of the plant were also undertaken. Those studies conducted by the Bechtel Corp. and Yankee Nuclear Services Division examined all components in the primary and secondary sides of the plant. Both studies concluded that the overall mechanical condition of the plant was very good.

     The sleeving of the steam generator tubes is estimated to cost approximately $40 million, with the Company's share being $2 million. Maine Yankee projects that the plant will return to service by the end of 1995. While Maine Yankee is being repaired, the Company estimates that the additional costs for replacement power can be as high as approximately $500,000 to $600,000 per month. These replacement power costs have traditionally been subject to collection under the fuel adjustment clause. On May 1, 1995, the Company filed its five-year rate plan with the Maine Public Utilities Commission (MPUC). As an element of that rate plan, the Company proposes the elimination of the fuel adjustment clause except for the cost of power purchased from the Wheelabrator-Sherman Energy Company, an independent power producer. As proposed, the rate plan also defers the replacement power costs associated with this Maine Yankee extended outage. The rate plan also proposes a mechanism to handle similar unexpected Maine Yankee outages during the rate plan period. In addition, the rate plan proposes the amortization of the sleeving expenses over a five-year period.

                                   MAINE PUBLIC SERVICE COMPANY
                                           Registrant


May 24, 1995                        /s/  Larry E. LaPlante
                                   Larry E. LaPlante, Vice President
                                   Finance and Treasurer